Exhibit 99.1

Syntel Adds New Member to Board of Directors

TROY, Mich. – July 27, 2009 – Syntel, Inc., a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced the appointment of Mr. Thomas Doke to its Board of Directors. Mr. Doke will serve as a member of the Board of Directors’ Audit Committee.

Previously, Mr. Doke was affiliated with Siemens for 29 years and served as the Executive Vice President and CFO of Dematic Corp., USA (formerly Siemens Logistics & Assembly Systems, Inc). From 1998 to 2004 he was Executive Vice President and CFO of Siemens Ltd., China.

“Mr. Doke brings significant experience in global operations and finance,” said Bharat Desai, Chairman of Syntel’s Board of Directors. “We look forward to Thomas’ leadership and counsel as we expand our European operations.”

His appointment becomes effective on August 1, 2009 and will continue until the Syntel 2010 Annual Shareholders meeting. All members of the Syntel Board of Directors are subject to re-election by shareholders each year.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of March 31, 2009, Syntel employed more than 11,700 people worldwide. To learn more, visit us at www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 12, 2009 and the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2009.

Contact:

Syntel – Jon Luebke, 248/619-3503, jon_luebke@syntelinc.com

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